EXHIBIT 10.3

TENTH AMENDMENT

TO THE

ZIONS BANCORPORATION PAYSHELTER 401(k) AND

EMPLOYEE STOCK OWNERSHIP PLAN

(Compliance with Final Code §415 Regulations and Pension Protection Act of 2006)

This Tenth Amendment to the Zions Bancorporation Payshelter40l(k) and Employee Stock Ownership Plan (the “Plan”) is made and entered into this 15 day of September, 2009, by the Zions Bancorporation Benefits Committee (“Committee”) on behalf of Zions Bancorporation, hereinafter referred to as the “Employer.”

W I T N E S S E T H :

WHEREAS, the Employer has heretofore established the Plan, which has been amended and restated in its entirety effective for the plan year commencing on January 1, 2003, and for all plan years thereafter; and

WHEREAS, the Employer has reserved the right to amend the Plan in whole or in part; and

WHEREAS, the Employer desires to amend the Plan to conform to final regulations issued by the Internal Revenue Service under Code §415 and to certain applicable provisions of EGTRRA and the Pension Protection Act of 2006 in order to maintain the Plan’s qualified status under the Internal Revenue Code and to provide for clarification and consistency among certain plan provisions;

NOW THEREFORE, in consideration of the foregoing premises the Committee, for and on behalf of the Employer, adopts the following amendments to the Plan (amended language is marked in bold italics):

(Compliance with Final Code §415 Regulations)

1. Section 7.01(b)(l) is amended, effective January 1, 2008, by adding the following new subsection (F) at the end thereof:

(F)

Payments of Post-Severance Compensation made to a Participant by the later of (i) two and one-half (2 1/2) months from the date of Termination of Employment, or (ii) the end of the Limitation Year for which the Employer is required to furnish the Participants a written statement under Code §§6041(d), 6051(a)(3) and 6052 or the last day of the Plan Year.

2. Section 7.01(b)(2) is amended, effective January 1, 2008, by adding the following new subsection (G) at the end thereof:

(G)	Any payment to a Participant by the Employer after the Participant’s Termination of Employment that is not Post- Severance Compensation as defined herein, even if payment of the amount is made within the time period specified in 7.01(b)(1)(F) above.

3. Section 7.01 is amended, effective January 1, 2008, by adding the following new subsection (i) at the end thereof:

(i)	“Post-Severance Compensation” shall mean any amount received as regular pay after Termination of Employment if:

(1)	The payment is regular remuneration for services during the Participant’s regular working hours, or remuneration for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, other similar payments; and

(2)	The payment would have been paid to the Participant prior to a Termination of Employment if the Participant had continued in employment with the Employer.

4. Section 7.05 is amended by adding the following at the end thereof:

The foregoing provisions of this Section 7.05 shall not apply for any Limitation Year commencing on or after July 1, 2007.

(Compliance with EGTRRA and the Pension Protection Act of 2006)

5. The last paragraph of Section 5.12 is amended to read as follows:

For purposes of the above, income shall include realized and unrealized gains and losses for the Plan Year and for the period from the end of the Plan Year to the date of distribution (the “gap period”) and shall be allocated to excess contributions in accordance with all appropriate Code and Regulations provisions issued by the Secretary. Distributions of excess contributions pursuant to the above shall be made without regard to any consent by the Participant or Spouse otherwise required under this Plan. With the exception of distributions attributable to excess K-Test Contributions for the Plan Years commencing in 2006 and 2007, the Plan specifically elects not to include income for the period from the end of the Plan Year to the date of distribution (the “Gap Period”) when making any distribution under this Section. Distributions attributable to excess K-Test Contributions for the Plan Years commencing in 2006 and 2007 shall be adjusted for income (gain or loss), including an adjustment for income during the Gap Period. The Plan Administrator may, in its discretion, use any reasonable method for computing the income allocable to excess K-Test Contributions, provided that the method does not violate Code §401(a)(4), is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participant’s Accounts. The Plan need not allocate income to excess K-Test Contributions which is accrued within 7 days before the date of distribution.

In lieu of the reasonable method provided above, the Plan Administrator may use the safe harbor method to determine income on excess K-Test Contributions for the Gap Period. Under the safe harbor method, income on excess K-Test Contributions for the Gap Period is equal to 10% of the income allocable to excess K-Test Contributions for the Plan Year, multiplied by the number of calendar months that have elapsed since the end of the Plan Year. Income allocable to K-Test Contributions shall be determined by multiplying the income for the Plan Year ollocable to the Elective Deferrals and other amounts taken into account under the K-Test described in Section 5.10 (including contributions made for the Plan Year), by a fraction, the numerator of which is the excess K-Test Contributions for the Participant for the Plan Year, and the denominator of which is the sum of the:

(e)	Account balance attributable to Elective Deferrals and other amounts taken into account under the K-Test as of the beginning of the Plan Year, and

(f)	Any additional amount of such contributions made for the Plan Year.

For purposes of calculating the number of calendar months that have elapsed under the safe harbor method, a corrective distribution that is made on or before the 15th day of a month is treated is made on the last day of the preceding month and a distribution made after the 15th day of a month is treated as made on the last day of the month.

6. Section 7.01(c)(2) is amended to read as follows:

(2)	one hundred percent (100%) of the Participant’s Compensation, as defined in this Section 7.01, for the Limitation Year. The Compensation limit referred to in this sub-section 7.01(c)(2) shall not apply to any contribution for medical benefits after separation from service (effective January 1, 2002, severance from employment) (within the meaning of Code §401(h) or Code §419A(f)(2)) which is otherwise treated as an Annual Addition.

7. The second paragraph of Section 9.03 is amended to read as follows:

Not less than thirty (30) days nor more than ninety (90) days (effective January 1, 2007, 180 days) before the Distribution Date, the Plan Administrator shall notify the Participant of the terms, conditions and forms of payment available from the Plan, including a description of the election procedures under this Section and a general explanation of the financial effect on a Participant’s Accrued Benefit of the election. The minimum thirty (30) day waiting period after the notification is provided until the Distribution Date may be disregarded if the Plan Administrator informs the Participant of his or her right to the full minimum thirty (30) day waiting period, and the Participant elects in writing (or by other means acceptable to the Plan Administrator) to waive the minimum thirty (30) day waiting period.

8. Section 9.08(b) is amended to read as follows:

(b)	If the Participant incurs a Termination of Employment for any reason not specified in (a), distribution of the Eligible Portion shall commence not later than one (1) year after the close of the fifth (5th) Plan Year following the Plan Year in which the Participant incurred the Termination of Employment. If the Participant resumes employment with the Employer on or before the last day of the fifth (5th) Plan Year following the Plan Year of his separation from Service (effective January 1, 2002, severance from employment), the mandatory distribution provisions of this paragraph (b) do not apply.

9. The third Paragraph of Section 11.02 is amended to read as follows:

Not less than thirty (30) days nor more than ninety (90) days (effective January 1, 2007, 180 days) before the Distribution Date, the Plan Administrator shall notify the Participant of the terms, conditions and forms of payment available from the Plan, including a description of the election procedures under this Section and a general explanation of the financial effect on a Participant’s Accrued Benefit of the election. The minimum thirty (30) day waiting period after the notification is provided until the Distribution Date may be disregarded if the Plan Administrator informs the Participant of his or her right to the full minimum thirty (30) day waiting period, and the Participant elects in writing (or by other means acceptable to the Plan Administrator) to waive the minimum thirty (30) day waiting period.

(Clarification and consistency among Plan provisions)

10. Section 18.01 is amended to read as follows:

18.01 Funding Method: The benefits provided by this Plan shall be funded by contributions of the Employer. Employer Non-Elective contributions and Employer Matching Contributions shall consist entirely of Employer Securities. The Employer may make its Non-Elective Contribution or its Matching Contribution in cash or in kind, provided however, that if the Non-Elective Contribution or the Matching Contribution is made in cash, the Plan shall immediately acquire Employer Securities with the entire amount of the Non-Elective Contribution and Matching Contribution and if the Non-Elective Contribution or the Matching Contribution is made in kind, it shall be made in the form of Employer Securities only. Elective Deferral Contributions shall be made in cash only. All Employer Contribution amounts shall be determined as provided in this Plan.

This Tenth Amendment shall be effective January 1, 2003, and for all Plan Years commencing on and after that date, unless another effective date is specified therein, and in all other respects the Plan is ratified and approved.

IN WITNESS WHEREOF, the Zions Bancorporation Benefits Committee has caused this Tenth Amendment to the Plan to be duly executed as of the date and year first above written.

ZIONS BANCORPORATION
BENEFITS COMMITTEE

By:	/s Diana M. Andersen
Its:	SVP & Director of Corporate Benefits